CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
FUNCTION(X) INC.
Under Section 242 of the Delaware General Corporation Law

It is hereby certified that:

1.	The name of the corporation is Function(x) Inc. (the “Corporation”).

2.The Certificate of Incorporation of the Corporation is hereby amended by deleting Article I thereof in its entirety and replacing it in its entirety with the following:

“The name of the corporation is RACX Inc. (the “Corporation”).”

3.The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate and affirmed that the statements made herein are true under penalties of perjury this 17th day of May, 2016.

FUNCTION(X) INC.

By:
Name:    Mitchell J. Nelson
Title:    Executive Vice President/Secretary